Exhibit 10.7

LOAN AND INTEREST PLEDGE AGREEMENT

This Loan and Interest Pledge Agreement (the “Agreement”) is made to be effective as of the 4th day of September, 2003, by Zhang Wanquin (“Wanquin”), Li Min (“Min”) and INTAC International, Inc., a Nevada corporation (“INTAC”).

WHEREAS, INTAC desires to loan Ten Million Six Hundred Eighty Seven Thousand Five Hundred Hong Kong Dollars ($10,687,500.00) to two individuals, Wanquin and Min;

WHEREAS, Wanquin and Min desire to create an entity to be called Tianjin Weilian (“Weilian”) and transfer such HKD $10,687,500.00 to Weilian;

WHEREAS, Wanquin and Min intend to cause Weilian to use this HKD $10,687,500.00 to purchase a forty-five percent (45%) ownership share (the “Interest”) in a joint venture called Beijing Intac Purun Educational Development Ltd. (“Beijing Joint Venture”);

WHEREAS, Wanquin and Min intend to transfer such Interest to INTAC upon INTAC’s receipt of a nationwide  content provider license (“CP License”) for China by the Chinese Ministry of Information Industry;

WHEREAS, Wanquin, Min and INTAC intend to secure the loan from INTAC to Wanquin and Min with a security interest in the Interest; and

WHEREAS, as an additional condition to in order for Wanquin and Min to complete their obligations under this Agreement, INTAC shall provide Seven Million One Hundred Twenty Five Thousand Hong Kong Dollars ($7,125,000.00) to two individuals, Zou Biao (“Biao”) and Wu Fengshen (“Fengshen”) in order for Biao and Fengshen to create an entity called Tianjin Yin Fang, which entity shall use such HKD $7,125,000.00 to acquire a thirty percent (30%) interest in Beijing Joint Venture.

NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual promises herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wanquin, Min and INTAC agree as follows:

1.             AMOUNT AND REPAYMENT OF THE LOAN

1.1           Loan Amount.  INTAC agrees, subject to the terms and conditions of this Agreement, to extend a loan to Wanquin and Min in a total amount of Ten Million Six Hundred Eighty Seven Thousand Five Hundred Hong Kong Dollars ($10,687,500.00) (the “Loan”).  The Loan shall be interest-free.  The Loan amount shall be provided to Wanquin and Min on September 22, 2003.

1.2           Date of Repayment.  The Loan, together with any other monies owing under this Agreement by Wanquin and Min, shall become repayable upon the earliest to occur of any of the following events (each a “Repayment Date”):

1.2.1        in full, on the occurrence of an Event of Default;

1.2.2        in full, in the event that INTAC’s application for a CP License is not granted for any reason;

1.2.3        in full or in part, at INTAC’s sole discretion upon any date selected by INTAC.

1.3           Loan Repayment.  Without INTAC’s further written consent, repayment will be made only by means of assigning all rights, title and interest in the Interest to INTAC by execution of an Assignment reasonably acceptable to INTAC.  Wanquin and Min hereby agree to assign and/or to cause Weilian to assign, all rights, title and interest in the Interest to INTAC immediately upon INTAC’s request as set forth below.

2.             REPRESENTATIONS AND WARRANTIES OF WANQUIN AND MIN

2.1           Representations and Warranties.  Each of Wanquin and Min hereby represents and warrants to INTAC that:

2.1.1        the Loan will be used solely for the purpose of establishing Weilian and purchasing the Interest;

2.1.2        they have and shall maintain the full power and authority to enter into this Agreement, to borrow the Loan and to perform their obligations hereunder;

2.1.3        there are no civil or criminal, claims, actions, suits, investigations or proceedings pending or, to their knowledge, threatened against them;

2.1.4        there is no provision of any agreement, enforceable judgment or order of any court binding on them or affecting their property, which would in any way prevent or materially adversely affect their execution or performance of this agreement;

2.1.5        the execution and performance of this Agreement and the realization of INTAC’S rights hereunder will not violate any mortgage right, contract judgment, decree or law that is binding upon it or its assets;

2.1.6        the Loan and/or transfer of the Interest as contemplated herein will not result in the violation of any term or provision of the Beijing Joint Venture and will not violate any state, federal, international or other law;

2.1.7        they shall not, directly or indirectly, engage in any business activities that compete with the Beijing Joint Venture for a period of two (2) years from the effective date of this Agreement;

2.1.8        they will, at any time, defend the Interest against any third party claims;

2.1.9        without the consent of INTAC, except as expressly permitted hereunder, they will not arrange or otherwise permit or cause the issuance of any new interests in the Beijing Joint Venture;

2.1.10      they shall do or cause to be done all such acts, and execute or cause to be executed any necessary documents and registrations, such that the conversion of the Loan, the Interest Transfer (defined below) and all other transactions contemplated hereunder are effected in a legal and valid manner; and

2.1.11      they shall maintain as strictly confidential the existence and provisions of this Agreement, as well as of any correspondence, resolutions, ancillary agreements and any other documentation associated herewith.

3.             COVENANTS

3.1           Affirmative Covenants.  Each of Wanquin and Min hereby covenants that she will furnish to INTAC, within 10 days after the end of each month after Weilian and Beijing Joint Venture have been established, with financial statements of such entities and such additional information as INTAC may from time to time reasonably request.

3.2           Further Covenants.  Each of Wanquin and Min further covenants that, from the effective date hereof until full repayment of the Loan has been effected, she will not, directly or indirectly, and will ensure that Beijing Joint Venture does not, except with the prior written consent of INTAC:

3.2.1        incur or assume any debt that is not due and payable in the ordinary course of its business;

3.2.2        incur or assume any mortgage, pledge or other encumbrance of any kind upon any assets of Beijing Joint Venture, whether now owned or hereafter acquired;

3.2.3        enter into any agreement, arrangement, commitment or understanding to, or actually, acquire all or part of the substantial assets of any third party;

3.2.4        enter into any agreement, arrangement, commitment or understanding to, or actually, sell, lease, or otherwise dispose of any assets of Beijing Joint Venture, except in the ordinary course of business;

3.2.5        enter into any agreement, arrangement, commitment or understanding to, or actually, make loans or advances to any third party;

3.2.6        enter into any agreement, arrangement, commitment or understanding to, or actually, assume, guarantee, endorse or otherwise become liable for the obligation of any third party or other entity; or

3.2.7        permit the Beijing Joint Venture to conduct any business other than obtaining a nationwide content provider license for China from the Chinese Ministry of Information Industry and offering information services over mobile and internet networks pursuant to such license.

3.3           Rights of INTAC.  Wanquin and Min agree that they shall obtain INTAC’s written approval prior to undertaking any of the following, directly or indirectly:

3.3.1        appointing or removing the directors of the Beijing Joint Venture;

3.3.2        appointing or removing the general manager of the Beijing Joint Venture;

3.3.3        approving the terms of employment of the Beijing Joint Venture;

3.3.4        appointing or removing any of the senior management personnel and any key personnel of the Beijing Joint Venture;

3.3.5        approving the terms of employment of the senior management personnel and key personnel of the Beijing Joint Venture; and/or

3.3.6        approving or authorizing any other operations of the business conducted by the Beijing Joint Venture.

4.             INTEREST PLEDGE/ASSIGNMENT OF RIGHTS

4.1           Interest Pledge.  As security for the performance in full of the obligations of Wanquin and Min under this Agreement, Wanquin and Min each hereby pledges to INTAC (and will cause Weilian to pledge to INTAC), and creates (and will cause Weilian to create) in favor of INTAC or INTAC’s designee (as appropriate), a first priority security interest in all of the rights, title and interest in and to:

4.1.1        the Interest; and

4.1.2        all of her incidental rights with respect to the Interest, now or hereafter acquired.

Such security interest shall be perfected by such actions by Wanquin and Min, individually, or on behalf of Weilian, as may be reasonably requested by INTAC from time to time.

4.2           Power of Attorney.  Each of Wanquin and Min hereby irrevocably grants and will cause Weilian to grant to INTAC or its designee (as appropriate) full power of attorney for the purpose of carrying out the provisions of this Agreement, as well as taking any action and executing any instrument that INTAC in good faith deems necessary to accomplish for purposes of this Agreement.

4.3           Rights Assignment.  As of the Effective Date, and without actually assigning or transferring the Interest, Wanquin and Min agree to assign or agree to cause Weilian, as the case may be, to assign all of their respective rights whether economic, voting, operational or otherwise, in the Beijing Joint Venture to INTAC.

5.             EVENTS OF DEFAULT

5.1           The occurrence of any of the following events shall constitute a default of the Loan hereunder and a breach of this Agreement by Wanquin and/or Min (as appropriate) (an “Event of Default”):

5.1.1        Interest Transfer (as defined below) has not been effected within ten (10) working days after the corresponding Conversion Date (as defined below) or such time as may otherwise be agreed upon by the Parties;

5.1.2        either Wanquin or Min is in breach of any of the terms and conditions hereof, and such breach has not been cured within 10 days after receipt of INTAC’s written notice of such breach;

5.1.3        any representation or warranty made by either Wanquin or Min herein shall prove to have been false or misleading in any material respect;

5.1.4        Wanquin or Min makes any arrangement with her respective creditors or takes or suffers any similar action in consequence of debt; or

5.1.5        Any judgment is made under any applicable law against Wanquin or Min that exceeds Fifty Thousand United States Dollars ($50,000.00).

6.             LOAN CONVERSION

6.1           Share Conversion.    As of the Repayment Date, the Loan shall be convertible into the Interest on the basis that 100 percent of the Loan amount equals 100 percent of the Interest. For the avoidance of doubt, if 10 percent of the Loan were repayable by Wanquin and/or Min, then such Party or Parties, as the case may be, would be required to transfer 10% of the Interest to INTAC. The Loan shall become repayable to such extent as INTAC may from time to time request, until the entire Loan amount has been repaid.  INTAC shall request to convert all or a percentage of the Loan by means of a written notice to Wanquin and Min that specifies the percentage of the Loan to be converted into part of the Interest (“Conversion Notice”).

6.2           Interest Transfer.

6.2.1  Immediately upon receipt of a Conversion Notice (“Conversion Date”), Wanquin and Min shall effect or cause Weilian to effect the transfer of the portion of the Interest designated in the Conversion Notice, either to INTAC directly or to the designee specified by INTAC in the Conversion Notice (each an “Interest Transfer”).

6.2.2  For the avoidance of doubt, upon the completion of the conversion of the Loan and the transfer of all of the Interest of Wanquin, Min and/or Weilian, as applicable, (whether pursuant to this Article 6 or an Event of Default), INTAC shall hold as much of the Interest as is permissible under any published and available laws and regulations of the People’s Republic of China (“PRC”), and the remainder of the Interest (if applicable) shall be held by the designees of INTAC, with Wanquin, Min and/or Weilian no longer holding any part of the Interest. At such time, this Agreement shall be deemed to have terminated, and the obligations of Wanquin and Min hereunder to have been fulfilled (with the exception of those under 2.1.10 and 2.1.11).

6.3  Delay.    Wanquin and Min each agrees to notify INTAC immediately of any delay in effecting an Interest Transfer or completing the procedures described in Article 6.2 above, together with the reason for such delay and revised effective date of the Interest Transfer.

6.4  Repayment of Loan.    The corresponding portion of the Loan shall be deemed to have been repaid as of the effective date of each Interest Transfer. Once Wanquin, Min and/or Weilian have completed the Interest Transfers in accordance with the provisions of this Article 6, the Loan shall be deemed to have been repaid in full and Wanquin and Min shall be deemed to have performed their repayment obligations hereunder.

7.             MISCELLANEOUS

7.1  Notices and Delivery.    All notices and communications among the Parties shall be made in writing and in the English language by facsimile transmission with confirmation of transmission, delivery in person (including courier service) or registered airmail letter to the appropriate correspondence addresses set forth below:

If to Wanquin:	Apt 2-6 Tiwei. No 14 Dong Feng Donglu
Panlong Dist., Knaming, P.R. China

If to Min:	No. 19 Bita Ln, Parlong Dist.
Knaming, P.R. China

If to INTAC:	Unit 3-5, 17/F., Clifford Centre
778-784 Cheung Sha Wan Road
Kowloon, Hong Kong

 7.2  Timing.    The time of receipt of the notice or communication shall be deemed to be:

7.2.1  If by facsimile transmission with confirmation of transmission, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m. or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

7.2.2  if in person (including express mail), on the date that the receiving Party or a person at the receiving Party’s address signs for the document; or

7.2.3  if by registered mail, on the 10th day after the date that is printed on the receipt of the registered mail.

7.3  Foreign Exchange.  All amounts payable by Wanquin and Min hereunder, if paid in cash pursuant to the terms of this Agreement, shall be paid in United States Dollars.  If, as a result of foreign exchange restrictions in the PRC, it becomes illegal for either Wanquin or Min to make any payment to INTAC in United States Dollars, then she shall make that payment in any other currency permitted for such purposes, as shall be stipulated by INTAC at its sole discretion.

7.4  Amendments.    The provisions of this Agreement may not be waived, modified or amended except by an instrument in writing signed by the Parties (which instrument shall be attached as an Appendix hereto).

7.5  No Waiver.    Failure or delay on the part of any Party to exercise any right under this Agreement shall not operate as a waiver thereof.

7.6  Severability.    The invalidity of any provision of this Agreement shall not affect the validity of any other provision of this Agreement that is unrelated to that provision.

7.7  Survival.    The confidentiality obligations of the Parties hereunder shall remain in full force and effect regardless of the termination of this Agreement for any reason.

7.8  Successors.    This Agreement shall be binding upon the Parties and upon their respective successors and assigns (if any).

7.9  Assignment.    Neither Wanquin nor Min may assign or otherwise transfer her rights or obligations under this Agreement without the prior written consent of INTAC.

7.10  Governing Law.    The execution, validity, interpretation and implementation of this Agreement and the settlement of disputes hereunder shall be governed by the laws of the State of Texas.  The parties hereby irrevocably consent to the jurisdiction of the state and federal courts located in Dallas, Texas, in any action arising out of or relating to this Agreement, and waive any other venue to which either party might be entitled by domicile or otherwise.

7.11  Arbitration.    All disputes arising out of or in connection with this Agreement shall be finally settled under such arbitration rules as selected by INTAC in such location as selected by INTAC by a sole arbitrator appointed in accordance with the selected rules conducted in the English language.

7.12  Entire Agreement.    This Agreement constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations and agreements.

7.13  Language.     This Agreement will be signed in 3 sets of originals in the Chinese and English language, with 1 original for each Party.  The two language versions shall have equal validity and the wording of each version shall be deemed to carry the same meaning.  In the event of any discrepancy between the wordings of the said two versions, such discrepancy shall be interpreted according to the purpose of this Agreement and based on the English text.

IN WITNESS WHEREOF, this Loan and Interest Pledge Agreement is executed follows:

PARTIES:	/s/ Zhang Wanquin
Zhang Wanquin

/s/ Li Min
Li Min

INTAC International, Inc.

By: /s/ Wei Zhou
Its: Chief Executive Officer